                                                                               Commercial Mortgage
                                                                                    Servicing
                                                    MAC AO 357-030
                                                                                    P.O. Box 4036, Concord, CA 94524
                                                                                    1320 Willow Pass Rd, Suite 300
                                                    Concord, CA
                                                    800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-HQ6

In accordance with Section 8.12 of the Pooling and Servicing Agreement, (the "Agreement") dated August 1, 2005 executed by and between Morgan Stanley Capital I Inc., (as "Depositor"), Prudential Asset Resources, Inc., (as "Master Servicer"), Wells Fargo Bank, National Association, (as "Master Servicer"), CWCapital Asset Management LLC, (as "Special Servicer"), LaSalle Bank National Association, (as "Trustee"), Wells Fargo Bank, National Association, (as "Paying Agent" and "Certificate Registrar"), and ABN AMRO Bank N.V., (as "Fiscal Agent") as authorized officer of the Master Servicer I certify that (A) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of the Master Servicer under this Agreement has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year.

Wells Fargo Bank, National Association
"Master Servicer"

/s/ Margaret Gremore
Margaret Gremore
Vice President
Wells Fargo Bank, National Association
Commercial Mortgage